SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
                                       BY
                              WELLS FINANCIAL CORP.
                                       OF
         UP TO 150,000 SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE
                               AT A PURCHASE PRICE
             NOT GREATER THAN $31.50 NOR LESS THAN $29.50 PER SHARE
--------------------------------------------------------------------------------

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 2004, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

--------------------------------------------------------------------------------
WELLS FINANCIAL CORP. IS:

     o offering to purchase up to 150,000 shares of our common stock in a tender offer; and
     o offering to purchase these shares at a price not greater than $31.50 nor less than $29.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, THEN YOU MUST:

     o specify the price between $29.50 and $31.50 at which you are willing to tender your shares;
     o    specify the number of shares you want to tender; and
     o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

     o we will select the lowest purchase price specified by tendering stockholders that will allow us to purchase up to 150,000 shares or such lesser number of shares as are tendered;
     o if the number of shares tendered at or below the selected price is not more than 150,000, we will purchase all these shares at that price; and
     o if the number of shares tendered at or below the selected price is more than150,000, we will purchase shares at the selected price:
     o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
     o then, on a pro rata basis from all other stockholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under "The Offer - 6. Conditions of Our Offer."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR BOARD OF DIRECTORS  HAS  APPROVED  THIS OFFER.  HOWEVER,  NEITHER WE NOR ANY
MEMBER OF OUR BOARD OF DIRECTORS, OUR FINANCIAL ADVISOR NOR THE INFORMATION AGENT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

     This Supplement to the Offer to Purchase contains important information about our offer. We urge you to read it in its entirety.

                    The Information Agent for this Offer is:

                              D.F. KING & CO., INC.

    The date of this Supplement to the Offer to Purchase is October 25, 2004

                         SUPPLEMENT TO OFFER TO PURCHASE
                                     SUMMARY

     This supplement to our original Offer to Purchase dated September 28, 2004 is being mailed to provide you with additional information about our offer. In particular, this supplement will provide you with the following:

          1. Additional information and clarifications regarding the background of our offer and our future plans if, as a result of the offer, we cannot deregister our stock from the reporting requirements of the Securities Exchange Act of 1934;

          2. Additional information about the purposes and reasons why we are conducting the offer;

          3. Additional information about the fairness of the offer, including the factors the Board took into consideration in approving the offer and determining it was fair to unaffiliated stockholders;

          4. Additional information regarding the fairness opinion we received from our investment advisor and how our advisor reached the conclusion that the offer is fair; and

          5. Additional information regarding the effects of our offer on our ongoing compliance costs.

                                TABLE OF CONTENTS


SECTION*                                                                   PAGE
--------                                                                   ----

Summary..................................................................... 2

Special Factors............................................................. 7

         1.  Background of the Offer........................................ 7
         2.  Purposes of and Reasons for the Offer..........................11
         3.  Fairness of the Offer..........................................13
         4.  Fairness Opinion of Financial Advisor..........................16
         6.  Effects of the Offer...........................................23
         8.  Federal Income Tax Consequences................................25

The Offer...................................................................28

         2.  Procedures for Tendering Shares................................28
         4.  Purchase of Shares and Payment of Purchase Price...............33
         5.  Conditional Tender Procedures..................................34
         6.  Conditions of Our Offer........................................35

* For additional information concerning the offer, please refer to our Offer to Purchase dated September 28, 2004. For your convenience, the aforementioned supplemented sections are keyed to the same numerical category set forth in our Offer to Purchase.

                                     SUMMARY

         We are providing this summary for your convenience. It highlights material information in this document. However, you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read this entire document and the related letter of transmittal carefully because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO                               Wells Financial Corp. ("Wells Financial" or the "Company").
PURCHASE MY                                      We are offering to purchase up to 150,000 shares of our
SHARES?                                          outstanding common stock.  See "- The Offer - 9.  Information
                                                 About Us and the Shares."

WHAT IS THE PURCHASE                             The price range for our offer is $29.50 to $31.50.
PRICE?
                                                 We  are  conducting  the  offer through  a  procedure  commonly
                                                 called   a   "modified    Dutch auction." This procedure allows
                                                 you to  choose  a price  within this  price  range at which you are willing to sell your sharesto us.

                                                 We  will  look  at  the  prices chosen by stockholders  for all
                                                 of    the    shares    properly tendered.  We will then  select
                                                 the  lowest   price  that  will allow  us to buy up to  150,000
                                                 shares.  If a lesser  number of shares  is  tendered,  we  will
                                                 select   the  price  that  will allow us to buy all shares that
                                                 were  properly  tendered.   All shares  we  purchase   will  be
                                                 purchased  at the  same  price, even if you have chosen a lower price, but we will not purchase any shares  tendered at a price
                                                 above  the  price  selected  in accordance      with      these
                                                 procedures.

                                                 If you  wish  to  maximize  the chance that your shares will be purchased, you should check the box next to "Shares tendered at price  determined  pursuant  to the  offer" in the  section  of
                                                 the   letter   of   transmittal titled  "Price At Which You Are
                                                 Tendering."  You should understand  that this  election could result  in  your  shares being  purchased at the minimum price of $29.50 per share.  See "The  Offer - 1. Number of Shares;
                                                 Price; Priority of Purchase."

HOW AND WHEN WILL I BE                           If your shares are purchased in our offer, you will be paid the
PAID?                                            purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment.  There may be tax consequences to
                                                 receiving this payment.  See "Special Factors - 8.  Federal Income
                                                 Tax Consequences," The Offer - 1. Number of Shares; Price; Priority
                                                 of Purchase" "- 2.  Procedures for Tendering Shares," "- 4.
                                                 Purchase of Shares and Payment of Purchase Price."

                                        2


HOW MANY SHARES WILL                             We will purchase up to 150,000 shares in our offer, or
WELLS FINANCIAL PURCHASE                         approximately 13% of our outstanding common stock as of
IN ALL?                                          September 22, 2004.  We also reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements.  Our offer is not conditioned on any minimum number of shares being tendered.  See "The
                                                 Offer - 1. Number of Shares; Price; Priority of Purchase."

IF I TENDER MY SHARES, HOW                       All the shares that you tender in our offer may not be purchased,
MANY OF MY SHARES WILL                           even if they are tendered at or below the purchase price we
WELLS FINANCIAL PURCHASE?                        select.  If more than 150,000 shares are tendered at or below the
                                                 selected   purchase  price,  we will  purchase  shares based on
                                                 the    following    order    of priority:

                                                 o        First,  we  will purchase  shares  from
                                                          -----
                                                          all  holders  of  "odd lots" of less than 100
                                                          shares  who   properly tender  all  of  their
                                                          shares at prices equal to  or below  the
                                                          selected price.

                                                 o         Second, we will purchase shares from all other
                                                           ------
                                                          stockholders who properly tender shares at prices equal
                                                          to or below the selected price, on a pro rata basis,
                                                          subject to the conditional tender provisions described
                                                          under "The Offer - 5. Conditional Tender Procedures."
                                                          As a result, we will purchase the same percentage of
                                                          shares from each tendering stockholder in this second
                                                          category.  We will announce this proration percentage,
                                                          if it is necessary, after our offer expires.

                                                 STOCKHOLDERS WHO HOLD MORE THAN 100 SHARES OF OUR COMMON  STOCK
                                                 AND  SEEK TO  TENDER  INTO  THE OFFER  SHOULD BE AWARE  THAT WE
                                                 ESTIMATE   THAT   APPROXIMATELY 10,000  SHARES  OR  6.7% OF THE
                                                 NUMBER OF SHARES WE ARE SEEKING TO   PURCHASE   ARE   HELD   BY
                                                 "ODD-LOT"    HOLDERS.     THESE HOLDERS  WOLD  BE  ENTITLED  TO
                                                 PRIORITY  FOR  PURCHASE  IN THE EVENT MORE THAN 150,000  SHARES
                                                 ARE  TENDERED  AT OR BELOW  THE PURCHASE PRICE. THE GREATER THE
                                                 NUMBER OF SUCH ODD-LOT  HOLDERS WHO TENDER  THEIR  SHARES AT OR
                                                 BELOW THE PURCHASE  PRICE,  THE GREATER  THE  LIKELIHOOD   THAT
                                                 NON-  ODD-LOT  HOLDERS  WILL BE SUBJECT  TO  PRORATION.  As  we
                                                 noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable  legal rules. See
                                                 "The  Offer  -  1.   Number  of Shares;   Price;   Priority  of
                                                 Purchase."

HOW WILL WELLS FINANCIAL                         We would need a maximum of $4,725,000 to purchase 150,000
PAY FOR THE SHARES?                              shares at the highest price of $31.50.  We will use cash on hand to pay for the shares we purchase in this offer.  See "The Offer -
                                                 8.  Source and Amount of Funds."

                                        3



HOW LONG DO I HAVE TO                            You may tender your shares  until our offer  expires.  The offer
TENDER MY SHARES TO WELLS                        is  scheduled to expire on October 29, 2004,  at 5:00 p.m.,  New
FINANCIAL?                                       York City Time, but we may choose to extend our offer at any time. We cannot assure you that we will extend our offer or, if we extend  it,  for how long it will  be  extended.  See "The
                                                 Offer - 1.  Number  of  Shares; Price;  Priority  of  Purchase"
                                                 and  "-  12.  Extension  of Our Offer; Termination; Amendment."

HOW WILL I BE NOTIFIED IF                        If we extend our offer, then we will make a public
WELLS FINANCIAL EXTENDS                          announcement before 9:00 a.m., New York City Time, on the
THIS OFFER?                                      first business day after the scheduled expiration date.  See "The
                                                 Offer - 12.  Extension of Our Offer; Termination; Amendment."

WHAT ARE THE CONDITIONS                          Our obligation to accept and pay for your tendered shares is
TO WELLS FINANCIAL'S OFFER?                      conditioned upon the satisfaction or waiver of the conditions described in this document.  See "The Offer - 6.  Conditions of
                                                 Our Offer."

HOW DO  I  TENDER  MY  SHARES?                   To tender  your  shares,  you must complete  one  of  the  actions
                                                 described   under "Important Procedures" on the inside front
                                                 cover of the Offer to Purchase before the expiration date.

                                                 You  may also contact the information agent or your broker for assistance.  The contact information for the Information agent is on the back page of this document.

                                                 See "The  Offer - 2.  Procedure for  Tendering  Shares" and the
                                                 instructions  to the  letter oftransmittal.

ONCE I HAVE TENDERED
SHARES IN THE OFFER, CAN I                       Yes.  If you tender your shares and change your mind, you may
CHANGE MY MIND?                                  withdraw your shares at any time before our offer expires.

                                                 In  addition,  after  our offer expires,   if   we   have   not
                                                 accepted for payment the shares you have  tendered  to us,  you may withdraw your shares at any time after 12:00 midnight,  New
                                                 York City Time, on November 27, 2004.   See  "The  Offer  -  3.
                                                 Withdrawal Rights."

                                                 To withdraw  your  shares,  you must  timely  deliver a written notice  of your  withdrawal  to the  depositary  at the address
                                                 or facsimile  number  appearing on  the   back   page  of  this
                                                 document.    Your   notice   of withdrawal   must  specify  (1)
                                                 your  name,  (2) the  number of shares to be withdrawn, and (3)
                                                 the  name  of  the   registered holder  of  the  shares.   Some
                                                 additional  requirements  apply if  the  certificates  for  the
                                                 shares  to  be  withdrawn  have been     delivered    to    the
                                                 depositary. See "The Offer - 3. Withdrawal Rights."


                                                           4


WHAT DO WELLS FINANCIAL                          Our Board of Directors has approved this offer.  However,
AND ITS BOARD OF DIRECTORS                       neither we, our board of directors, financial advisor nor the
THINK ABOUT THIS OFFER?                          information agent is making any recommendation regarding
                                                 whether  you  should  tender or not  tender  your  shares or at what price you should choose to tender  your  shares.  You must decide  whether to tender  your shares  and,  if so,  how  many shares to tender  and the price or  prices  at  which  you will tender them. You should discuss whether to tender  your  shares
                                                 with   your   broker  or  other financial or tax  advisor.  Our
                                                 directors and executive officers  have  advised us that they
                                                 do not  intend  to  tender shares in our offer.   See "Special
                                                 Factors - 2. Purposes of and Reasons for the Offer."

WHAT IS A RECENT MARKET                          Our common stock is traded on the Nasdaq National Market
PRICE OF MY WELLS                                under the symbol  "WEFC." On September 27, 2004, the closing
FINANCIAL SHARES?                                sale price of our common stock on the Nasdaq National Market was $28.75.  WE URGE YOU TO OBTAIN MORE  CURRENT  MARKET
                                                 QUOTATIONS FOR YOUR SHARES. For trading  information  regarding the  shares,  you may call D.F. King & Co., Inc.,  toll free at
                                                 (800)  347-4750.   See  "The Offer  -  7.  Price   Range  of
                                                 Shares; Dividends."

WILL I HAVE TO PAY                               If you are a registered stockholder and tender your shares
BROKERAGE COMMISSIONS OR                         directly to the depositary, you will not need to pay any
STOCK TRANSFER TAX IF I                          brokerage commissions.  If you hold shares through a broker or
TENDER MY SHARES TO WELLS                        bank, however, you should ask your broker or bank to see if
FINANCIAL?                                       you will be charged a fee to tender your shares.  See "The
                                                 Offer - 2.  Procedures for Tendering Shares."

                                                 If you instruct the  depositary in the letter of transmittal to make the payment for the shares to the registered  holder,  you
                                                 will  not   incur   any   stock transfer  tax. See "The Offer
                                                 - 4.  Purchase  of  Shares  and Payment of Purchase Price."

WHAT ARE THE UNITED  STATES                      Generally,  you will be  subject  to United  States income
FEDERAL  INCOME TAX                              taxation  when you receive cash from us in for the shares you
CONSEQUENCES  IF I TENDER                        tender.  The cash you will be treated either  as:
MY SHARES TO WELLS FINANCIAL?
                                                 o   a sale or exchange eligible for capital gains treatment;
                                                     or
                                                 o   a dividend subject to ordinary income tax rates.

                                                 See "Special Factors - 8.  Federal Income Tax Consequences."

WHOM DO I CONTACT IF I                           Our information agent can help answer your questions.  The
HAVE QUESTIONS ABOUT                             Information agent is D.F. King & Co., Inc.  Their contact
WELLS FINANCIAL'S OFFER?                         information appears on the back page of this document.

                                        5


WHAT  ARE THE  EFFECTS  OF                       We  believe  that  our  shares  may be  eligible  for deregistration
THE OFFER ON THE MARKET                          under the  Securities  Exchange  Act of as amended (the "Exchange Act")
FOR OUR SHARES?                                  following  completion of our offer and, if
                                                 deregistered, would no longer be eligible for quotation on the
                                                 Nasdaq National Market.  We intend to deregister and delist if we are eligible to do so.  See "The Offer - 10.  Effects of Our
                                                 Offer on the Market for Our Shares; Registration Under the Exchange
                                                 Act"

WHEN WOULD WELLS                                 If, after our offer expires, the number of our record holders
FINANCIAL CONDUCT A                              exceeds 300, then we will not be eligible for deregistration
REVERSE STOCK SPLIT?                             under the Exchange Act.  As a result, we intend then to initiate a  reverse  stock  split  in  a manner  that will  ensure  that
                                                 the number of record holders is reduced  to  below  300,   thus
                                                 making    us    eligible    for deregistration     under    the
                                                 Exchange  Act. If  stockholders are cashed out as a result of a
                                                 reverse stock split,  they will receive   the  same  price  per
                                                 share  determined  pursuant  to our  offer.  If we  initiate  a reverse  stock  split,  we will file  with  the SEC an  amended
                                                 Schedule  13E-3 and comply with the  timing,   disclosure   and
                                                 dissemination  requirements  of Rule   13e-3   in    connection
                                                 therewith.   Because  Minnesota law permits  the reverse  stock
                                                 split to be  completed  without obtaining stockholder approval,
                                                 we  do  not   intend   to  seek stockholder approval thereof.
                                                 See "The Reverse Stock Split"

IF I DECIDE NOT TO TENDER,                       Because we plan to delist our common  stock from the Nasdaq
HOW WILL THE OFFER EFFECT                        National  Market  following  completion of the offer (or the
MY SHARES OF COMMON                              reverse  stock split,  if  necessary),  there would likely be no active
STOCK?                                           public market in which to trade your shares of common stock;
                                                 and   because   we   intend  to terminate the  registration  of
                                                 our  common   stock  under  the Exchange     Act      following
                                                 completion  of  the  offer  (or reverse    stock   split,    if
                                                 necessary),  we will no  longer be  required  to file  periodic
                                                 reports,  such as quarterly and annual   reports,    with   the
                                                 Securities     and     Exchange Commission  ("SEC"),  and there
                                                 will  be  very  little  current public information regarding us after  the  offer  (or  reverse stock split,  if  necessary) is completed.

                                 SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER

         We were organized in December 1994 under the laws of the State of Minnesota for the purpose of acquiring all of the issued and outstanding common stock of Wells Federal Bank, fsb. This acquisition occurred in April 1995 at the time the Bank simultaneously converted from a mutual to a stock institution, and sold all of its outstanding capital stock to us and we made our initial public offering of common stock.

         We have been subject to the reporting requirements of the Exchange Act since completion of our initial public offering in 1995. Due largely to the enactment of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), which resulted in significant additional regulatory requirements adopted by both the SEC and the Nasdaq Stock Market, the demands on management to comply with additional regulatory requirements have greatly increased, as have the costs of outside professionals hired to assist us in meeting the new requirements. We estimate that the costs of complying with the Exchange Act reporting requirements amounted to approximately $140,000 in 2003, and we anticipate that such costs will increase significantly in 2004 and 2005 as the additional requirements of Sarbanes-Oxley are fully implemented.

         In early 2003, we began to experience the additional costs, demands on management time and the regulatory burdens of the new requirements under the Exchange Act and the Nasdaq Stock Market's new corporate governance requirements adopted pursuant to Sarbanes-Oxley. In addition, management became aware of additional requirements of Sarbanes-Oxley, such as the internal control and auditing requirements of Section 404 of Sarbanes-Oxley, which will impose tremendous costs and burdens on the Company, significantly increase the Company's fees payable to its independent auditors and will require the Company to hire additional personnel in order to assist it in meeting those new requirements. While the requirements of Section 404 have since been postponed until the end of 2005, because of the enormous difficulty in complying with these new requirements, most public companies are preparing for these additional requirements, and are incurring these significant additional costs, right now. As a result, in mid-2003, we began to consider ways to deregister our common stock from the Exchange Act in order to avoid becoming subject to the proposed and existing new regulatory requirements.

         We were advised in 2003 that if we have fewer than 300 stockholders of record, we may deregister our stock and thereby not be subject to the Exchange Act reporting requirements and Nasdaq Stock Market rules. While the Company currently has approximately 480 stockholders of record, approximately 268 own 100 or fewer shares. In light of this information, in September 2003, we began to consider alternative means to reduce our stockholder base to below 300 stockholders of record and thereby be eligible to deregister. One alternative considered was a 1 for 100 reverse stock split which, under Minnesota law, could, under certain circumstances, be accomplished without obtaining the approval of stockholders and would have reduced the number of stockholders of record to fewer than 300. Consequently, the Board of Directors requested that management begin gathering information on the possibility of reducing the number of record holders of our stock to fewer than 300. In late 2003, management was asked to contact counsel to obtain an understanding of the listing requirements and methods for deregistering our common stock, including the possibility of a reverse stock split and an issuer repurchase program.

         In December 2003, management advised the Company's Minnesota counsel to provide a presentation that outlined a 1 for 100 reverse stock split that would accomplish the goal of deregistering our common stock and the various conditions under which such a transaction could occur under Minnesota law. The Board was also advised that, immediately after declaring a reverse stock split, it could initiate a forward stock split in order to increase the number of issued and outstanding shares of our common stock to pre-reverse stock split levels, less any fractional shares that are cashed-out in the reverse stock split. Included in the presentation were estimated costs to complete the transaction and the effects of a reverse stock split on the stockholders of the Company. Management of the Company also conferred with the Company's SEC counsel regarding the ramifications under federal securities laws of a reverse stock split with the effect of going private.

         In February 2004, the Company's Minnesota counsel gave its opinion to the directors and management of the Company regarding the burdens and benefits resulting from the Company's status as a public company and evaluated the alternatives to remaining listed on the Nasdaq National Market. The opinion also contained information on the requirements to terminate the Company's registration under the Exchange Act and the advantages and disadvantages thereof.

         In March 2004, the Company's Minnesota counsel gave its opinion to the Board of Directors regarding, among other things, the Board's fiduciary duties to stockholders, the Company's current status as public company and the new requirements imposed on it pursuant to Sarbanes-Oxley, SEC regulations and the regulations of the Nasdaq Stock Market. In addition, Minnesota counsel outlined the procedures under Minnesota law for a reverse stock split, presented the advantages and disadvantages of terminating the Company's registration under the Exchange Act, discussed possible alternative transactions for accomplishing such termination of registration and reviewed the federal securities laws implications of going private and delisting from the Nasdaq Stock Market.

         In April 2004, the Board of Directors received a generic presentation from the Company's independent auditors regarding the implementation of Section 404 of Sarbanes-Oxley. The presentation detailed the historical background of Sarbanes-Oxley Section 404, Auditing Standard No. 2, the effective date of the new requirements, management's responsibility for the assessment process, the auditor's attestation requirements and the reporting requirements of Section
404. In addition, in April 2004, the Board received information from its SEC counsel regarding the implications and requirements under the federal securities laws applicable to a reverse stock split with a going private component. At that time, the Board discussed various alternatives methods to reduce the number of stockholders to fewer than 300, such as an odd lot tender offer, open market repurchase program and modified Dutch auction issuer tender offer.

         In May 2004, the Board further considered a modified Dutch auction issuer tender offer as a means for reducing its stockholders of record below
300. However, the Board had been advised by counsel that these types of repurchase programs by the Company, such as an issuer tender offer, odd-lot tender offer or open market repurchase plan, are, by their nature, voluntary transactions on the part of stockholders and, therefore, could not guarantee that a sufficient number of stockholders would tender their shares to enable the Company to deregister. The Board was advised that the only transaction under consideration with the certainty of the result desired by the Board was the reverse stock split. The Board had previously been advised to obtain investment banking advice from a firm experienced in transactions of these types to assist it, among other things, in ascertaining the value of the common stock for purposes of cashing out fractional shares in a reverse stock split or setting a range of value for a modified Dutch Auction issuer tender offer. The Company hired Capital Resources Group, Inc. ("Capital Resources") in May, 2004, to advise the Board on the financial impact of various strategies for deregistering the common stock and provide valuation advice to the Board. Among other things, Capital Resources analyzed the financial condition and operating performance of the Company by reviewing the Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, internal loan classification and delinquency list, and other financial information concerning the business and operations of the Company.

     On June 15, 2004, Capital Resources provided the Company with a preliminary reverse stock split valuation analysis. The analysis focused on the determination of an appropriate pricing range for the Company to repurchase its common stock in a reverse stock split transaction where fractional shares would be cashed- out. In preparing its analysis, Capital Resources considered recent developments and conditions in the equity markets for thrift institutions, and the Company's operating results, financial condition and future prospects. Capital Resources took into account the following factors in its analysis: (i) the impact of stock repurchases on the Company's pro forma earnings per share and book value; (ii) the Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions of similar size and with similar financial ratios; (iii) pricing premiums paid in recent stock repurchase transaction that are similar to the Company's proposed reverse stock split; and (iv) a discounted cash flow analysis of the Company. In the analysis, Capital Resources determined that an appropriate pricing range for the Company to cash-out shares in a reverse stock split would be between $28.00 and $29.00 per share. However, this analysis was preliminary in nature, subject to changes in the Company's trading price and conditions in the thrift equity markets and was provided for informational purposes only for assisting the Board in its deliberations regarding the type of transaction it wanted to undertake. The report to the Board was based on Capital Resources' general knowledge of and experience with the securities markets and in arriving at its preliminary determination of a price range, no formal analysis was prepared. At that meeting, the Board further discussed the advantages and disadvantages of a reverse stock split and an issuer tender offer and determined to continue exploring these transactions.

     On July 6, 2004, the Board met with representatives of outside counsel and Capital Resources participating via telephone to discuss all the alternatives available to it. At that meeting, the Board actively considered a reverse stock split, the possibility of a forward stock split following the reverse stock split, a modified Dutch auction issuer tender offer, an odd-lot tender offer and an open market repurchase program. The Board did not actively consider other transactions, such as a sale or liquidation of the Company. While only the reverse stock split provided the Board with the certainty of allowing the Company to deregister its common stock, the Board was concerned about the compulsory nature of such a transaction namely, that stockholders would not be given a choice to sell their shares of common stock back to the Company prior to deregistration and delisting. While the Board did discuss the possibility of delisting the Company's common stock without conducting an issuer tender offer through a reverse stock split, it ultimately rejected this course of action as it would not have afforded stockholders an opportunity to participate in the offer and to voluntarily liquidate their ownership in the Company at a premium over the current market prices for the common stock. Instead the Board considered proceeding with a reverse stock split only if its common stock would not become eligible for termination of its registration under the Exchange Act after completion of the offer. In arriving at this conclusion, the Board was mindful of the compulsory nature of a reverse stock split, the lack of stockholder consent and the effects of such delisting and deregistration on the trading market for the common stock, and on the amount of public information regarding the Company following completion of the offer. In considering the offer (and the reverse and forward stock splits, if necessary), the Board also considered the elimination of the substantial time and costs associated with being a public reporting company in deciding to proceed with the offer. See "Special Factors - 6. Effects of the Offer" for a discussion of the benefits associated with becoming a deregistered company.

     On September 21, 2004 Capital Resources made a presentation to the Board which focused on the work Capital Resources performed to establish a proposed recommended price range for a potential issuer tender offer. This recommended price range was $29.50 to $31.50 per share. Capital Resources described its various valuation methodologies and the implied valuation of the Company's stock under each valuation methodology. Capital Resources utilized this information to perform the following valuation analyses: comparable trading analysis, discounted cash flow analysis and modified Dutch auction analysis. In these analyses Capital Resources formed a peer or comparison group. Capital Resources then calculated the implied value of the

Company's stock based on its financial performance and the average multiple to both tangible book value and earnings of the identified peer group. In addition, Capital Resources presented a financial analysis of the Company including the financial impact of the proposed offer on the Company, potential price ranges for the offer and the effect of the offer on the shares of common stock held by remaining stockholders. The Board was also advised that stockholders who chose not to tender their shares would then hold a stock with extremely limited liquidity. The lack of liquidity could adversely effect the stockholder's ability to receive a fair value for their shares should they decide to sell their shares after completion of the offer. Capital Resources advised the Board that these results are merely estimates and actual results could vary significantly from such estimates. The Board adjourned this meeting to further consider the preliminary valuation information presented by Capital Resources and to consider further the proposed offer.

     At a Board of Directors meeting held on September 27, 2004, Capital Resources stated that it was now prepared to render its opinion that the offer (based on the range it recommended) was fair from a financial point of view to our stockholders. The proposed offer with a price range of $29.50 to $31.50 was then presented to the Board. The Board reviewed the opinion of Capital Resources, and the terms of the offer, and determined to approve the offer as fair and in the best interests of us and our stockholders. The Board of Directors, by unanimous vote, determined to accept Capital Resources's recommended pricing and, following completion of the offer, if possible to deregister the Company's common stock from the Exchange Act. If after completion of the offer the Company had more than 300 stockholders of record, the Board resolved to proceed with a reverse stock split in a manner that would reduce the number of stockholders to fewer than 300. The Board, however, did not formally adopt a resolution authorizing a reverse stock split, pending the results of the completion of the offer.

     There were several factors considered in establishing the amount of shares to be repurchased. The Company estimated it had approximately $11.2 million of excess capital. Assuming a share price of $30.50 (approximately the midpoint of the issuer tender offer range) the Company could repurchase 367,000 shares. In addition, the number of stockholders who might be completely "cashed out" was a major consideration in establishing the amount of shares to purchase in the tender offer as the Company was desirous to reduce the number of record holders to fewer than 300 in order to deregister under the Exchange Act. Because the nature of the offer is voluntary, however, the Company could not know prior to completing the offer whether enough stockholders would tender in the offer to allow the Company to terminate its registration under the Exchange Act and delist from trading on the Nasdaq Stock Market.

DECISION NOT TO APPOINT A SPECIAL COMMITTEE OF THE BOARD TO CONSIDER OR STRUCTURE THE OFFER

     Our Board of Directors did not form a special committee to approve the offer. The Company is a small company, with only six directors, four of whom are outside, non-employee directors. If a special committee had been formed, it is likely it would have consisted of all of the non-employee directors so it did not appear to be meaningful to form such a committee. It is difficult and costly for directors to meet frequently in separate capacities for both committee meetings and board meetings. In view of the relatively small number of directors, four of whom are non-employee directors, the fact that all directors of the Company own shares of common stock of the Company and that the Board received the advice of an independent financial advisor regarding the fairness of the consideration to be offered in the tender offer, contributed to the Board's decision not to form a separate committee to consider or structure the offer.

2.  PURPOSES OF AND REASONS FOR THE OFFER

     We are making this offer to enable you to decide whether you desire to continue your investment in Wells Financial or whether you desire to obtain current value for your shares.

     Since the initial public offering, our common stock has been registered under the Exchange Act and we have been subject to the reporting and proxy requirements of that act. The common stock must be registered, and we must follow these requirements, so long as there are 300 or more holders of record of the common stock.

     The purpose of this offer is to reduce the number of stockholders of Wells Financial's common stock. If, after completion of this offer, we have fewer than 300 stockholders of record, as calculated under the rules and regulations of the Exchange Act, the Board of Directors intends to deregister our common stock with the SEC and become a private company. One result of our "going private" would be that we would no longer have to file periodic reports with the SEC, as required under the Exchange Act, including, among other reports, annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. In addition, we would not be subject to the SEC's proxy rules. The Board of Directors estimates that this could result in a significant cost savings to Wells Financial and allow management to spend more time focused on its regular business activities. This decision is principally in response to the enactment of Sarbanes-Oxley and the costs associated with additional reporting and auditing requirements applicable to public companies adopted pursuant to this law. We estimate that these additional costs will exceed $300,000 per year. IF THIS OFFER DOES NOT RESULT IN OUR QUALIFYING TO DEREGISTER WITH THE SEC, THE BOARD OF DIRECTORS WILL PURSUE ALTERNATIVES TO ACHIEVE THAT RESULT, INCLUDING A REVERSE STOCK SPLIT (AND POSSIBLY A FORWARD STOCK SPLIT), IF IT REMAINS IN THE COMPANY'S INTERESTS. Stockholders should be aware that under Minnesota law, no stockholder approval is required for us to effect a reverse or forward stock split. If stockholders are cashed out as a result of a reverse stock split, they will receive the same price per share determined pursuant to our offer.

     If the common stock is deregistered, we intend, at this time, to supply stockholders with an annual report containing audited financial statements and a proxy statement after each year, though there is no requirement that it do so and it will not be bound by any of the SEC's disclosure requirements to which it is currently subject. Since we will no longer be submitting annual and quarterly reports to the SEC following deregistration, the cost associated with reviewing these filings by both the independent auditors and legal counsel would likely decrease substantially.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of cash if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of surplus and an efficient means to provide value to our stockholders. Subject to the possibility of proration in the event more than 150,000 shares are tendered at or below the purchase price, the tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

     The Board of Directors chose a modified Dutch auction tender offer, as opposed to choosing a specific offer price, as the best means to conduct the offer because it provides our stockholders with the opportunity to tender all or a portion of their shares, and thereby receive a return of cash if they so elect, at a price determined by the stockholders within a range of prices established by the Board of Directors. This format provides stockholders, as opposed to our Board of Directors, with the ability of choosing a price within the price range at which stockholders are willing to sell their shares to us. In addition, in view of the lack of liquidity in the market for the Common
Stock, the Board believes that establishing a specific purchase price that stockholders would be willing to sell their shares to us, rather than a range of prices from which stockholders could select, would be difficult to establish with any certainty or precision. We note that while the Company's common stock is traded on the Nasdaq National Market, the stock is not actively traded, generally exhibiting low trading volume with very wide bid/ask spreads of between $0.50 and $1.00 or more. More actively traded thrift stocks generally have spreads of between $.05 and $0.25. In slightly over 50% of the trading days during the past six months, daily volume in the Company's stock ranged from zero to 600 shares. As a result of this limited liquidity, actual trades in the stock have reflected a high degree of price variability. For these reasons, the Board did not place great weight on any single trading value for the common stock or give consideration to the fact that the offer range chosen is below prices at which the stock has traded in the past two quarters. Accordingly, the offer was structured with a price range, in lieu of a fixed price, to provide the most flexibility to stockholders and in recognition of the difficulty in establishing a precise market value for a highly illiquid stock. With respect to the possibility that some stockholders may not be able to cash out their entire holdings due to the small size of the offer and the possibility of proration, the Board considered that such stockholders, if they ended up owning less than 100 shares, would subsequently be cashed out if we opted to proceed with the reverse stock split. Stockholders are not required to tender in the offer and, if any such holder wanted to ensure that all of its shares would be purchased, such holder could sell his or her shares in the open market.

     We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to both complete the share repurchase and continue with our regular pursuit of business opportunities. The purpose of our offer is to ultimately provide stockholders with liquidity for their shares prior to delisting and deregistration for a price that the Board of Directors, after considering the opinion of its financial advisor, Capital Resources, has determined to be fair to the stockholders of the Company.

     The offer will enable stockholders to sell a portion of their shares while retaining a continuing equity interest in us, if they so desire. The offer may provide stockholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $31.50 nor less than $29.50 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open-market sales. In addition, odd lot holders whose shares are purchased pursuant to the offer will avoid the payment of brokerage commissions and will avoid any applicable odd lot discounts in a sale of such holder's shares. For stockholders who do not tender, there is no assurance that the price of the stock will not trade below the price being offered pursuant to the offer, nor is there any assurance that there will be an active public market in which to trade your shares of common stock. For stockholders who do tender, the trading price of stock may increase as a result of the offer or an unexpected acquisition at a premium could occur in the future.

     NEITHER WELLS FINANCIAL, OUR BOARD OF DIRECTORS, OUR INFORMATION AGENT, OR OUR FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR NOT TO TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL

INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

3.  FAIRNESS OF THE OFFER

     OUR BOARD BELIEVES THE OFFER IS FAIR TO BOTH UNAFFILIATED STOCKHOLDERS WHO TENDER IN THE OFFER AS WELL AS UNAFFILIATED STOCKHOLDERS WHO REMAIN STOCKHOLDERS AFTER COMPLETION OF THE OFFER.

     Wells Financial's board of directors, in deciding to approve the tender offer, determined that the offer was fair to unaffiliated stockholders. In making this determination, the board considered factors it believed favored the fairness of the transaction, as well as factors that, from the perspective of an unaffiliated stockholder, may not have favored the fairness of the transaction. These factors encompassed both the fairness of the consideration to be paid and the procedural fairness of the transaction.

Factors Favoring the Fairness of the Tender Offer
-------------------------------------------------

     Price
     -----

     o the offer range is based on current market prices and the offer range relative to historical market prices of Wells Financial's common stock including, importantly, recent market prices during 2004;

     o    the offer range relative to the book value of the common stock;

     o the offer range relative to the average price paid by Wells Financial to repurchase its shares over the last two years;

     o no brokerage commissions or other costs will be incurred by tendering stockholders;

     o the Company's financial condition and results o operations, including our earnings per share and capital levels for the year ended December 31, 2003 and the first six months of 2004;

     o the opinion delivered to the board of directors by Capital Resources, our financial advisor, that the consideration to be received was fair from a financial point of view to the stockholders of the Company, including both those stockholders who receive cash in the tender offer and those stockholders who will remain stockholders after the tender offer.

     Procedure
     ---------

     o the offer is voluntary; no stockholder is required to tender his or her shares; and

     o all stockholders are being notified of the tender offer and the implications of the transaction on their holdings.


Factors Not Favoring the Fairness of the Tender Offer (all pertaining to procedural fairness)
--------------------------------------------------------------------------------

     o while participation in the tender offer by stockholders is voluntary, stockholders will not be voting on the transaction; and

     o if a sufficient number of shares are tendered and the common stock is deregistered, publicly available information regarding Wells Financial will be reduced significantly and the common stock will be delisted from the Nasdaq; a delisting will likely further reduce the market for the common stock.

     Set forth below is a discussion of the material factors the board considered in determining that the offer was fair to unaffiliated stockholders.

     THE OFFER RANGE OF $29.50 TO $31.50 PER SHARE IS AT A SLIGHT PREMIUM TO THE CURRENT MARKET PRICE. In addition, no brokerage costs would be incurred upon the tender of shares, and the issue of the lack of liquidity in the open market is avoided. The board believes that based on all factors considered, a slight premium to the market price is the fairest price for both unaffiliated stockholders who may choose to tender their shares as well as those who choose to remain stockholders in the Company. The board believes it gives a balance to stockholders selling (by giving a premium without payment of a commission), but not such a large premium that continuing stockholders and the Company will be paying too high a price for the continuing Company.

     The Board considered the fact that during 2004, the common stock traded to above $34 per share in February and March and traded down to $22 per share in May. Since May, the stock has traded in the $23 to $28 range. The Company believes that the decline in its trading price since the first quarter of 2004 reflects two primary factors: (i) the overall decline in the market for thrift stocks, and (ii) investors' recognition that the Company's recurring earnings stream has declined in 2004 from the higher levels experienced in 2003. Since the Board perceived that the current trading price more accurately reflected the fundamentals of the Company, the Board believed that an offer range that was below some historical prices but at a premium to current market prices was fair to both the unaffiliated stockholders who tender their shares and those that remain as stockholders.

     THE OFFER RANGE OF $29.50 TO $31.50 PER SHARES IS AT A PREMIUM TO THE NET BOOK VALUE PER SHARE OF $24.39 AS OF JUNE 30, 2004. The board believes that based on all factors considered, an offer range that was at a moderate premium to net book value is the fairest price for both unaffiliated stockholders who may choose to tender their shares as well as those who choose to remain stockholders in the Company. This belief was based on the factors discussed above and a belief that an offer price substantially higher than the net book value would result in a diminution of the value of the shares of unaffiliated stockholders who chose not to tender, while an offer price substantially lower than the market price would be unsuccessful, since stockholders could potentially sell their shares on the open market for a higher price.

     THE OFFER RANGE EXCEEDS THE AVERAGE PRICE PAID FOR THE COMMON STOCK BY THE COMPANY IN RECENT STOCK REPURCHASE TRANSACTIONS. During the six months ended June 30, 2004, 1,725 shares were repurchased by the Company at an average price of $24.85 per share. The Company did not repurchase shares of common stock during 2003. In December 2002, the Company repurchased 80,000 shares of its common stock at an average price of $20.00 per share. The evaluation of repurchase activity was helpful in determining the fairness of the transaction since it reflected the fact that repurchases have, over the past two years, been conducted at market prices and all had been repurchased at a price lower than the offer range.

     THE FINANCIAL IMPACT OF THE OFFER IS ESTIMATED TO BE MODESTLY FAVORABLE TO THE COMPANY AND THE BANK'S CAPITAL LEVELS WILL REMAIN SIGNIFICANTLY IN EXCESS OF MINIMUM CAPITAL REQUIREMENTS. On a pro forma basis, even if the 150,000 shares were purchased at the high end of the range, the pro forma impact of the offer would be modestly favorable to the Company. Both earnings per share and return on equity improve on a pro forma basis. In addition, even after payment of a dividend by the Bank to the Company, the Bank's capital levels will remain significantly in excess of minimum capital requirements as shown below:


                                                    AS OF JUNE 30, 2004
                                                    -------------------
            Ratio                        Historical                     As Adjusted                      Minimum
            -----                        ----------                     -----------                      -------
Total risk-based capital                    11.9%                          10.9%                          8.00%
Tier I risk-based capital                   11.4%                          10.4%                          3.00%
Tier I core                                 9.1%                           8.3%                           4.00%


     The Board believes that this supports the fairness of the offer range to the unaffiliated stockholders who remain as stockholders after the offer.

     A GOING CONCERN VALUE. A going concern value, which is an attempt to value a company as an operating business to another company or individual, was not performed in connection with the tender offer. The board felt that such a valuation would not be material to its decision as to whether the offer was fair to unaffiliated stockholders because the company itself was not for sale, and only a small percentage of the company's stock was being purchased. The Board also felt that the stock's price reflected the market, estimate of a going concern value. Wells Financial will continue to operate as it always has after completion of the tender offer.

     LIQUIDATION VALUE. In determining the fairness of the tender offer, the board of directors also did not attempt to establish the liquidation value of Wells Financial. The board felt that such a valuation would not be material to its decision for several reasons. First, the liquidation of the Company as a financial institution holding company would be so improbable as to not provide any meaningful comparison to the terms of the tender offer. Wells Financial is not intending to liquidate and the tender offer will not affect its operations. Second, and more importantly, the board believed that Wells Financial's liquidation value would approximate its net book value, less the costs of liquidation. In a sense, the board's consideration of net book value (discussed above) encompassed a consideration of Wells Financial's approximate liquidation value. For these reasons, the board felt that a separate liquidation valuation was not necessary or appropriate.

     THE BOARD RECEIVED A FAIRNESS OPINION. In making its determination that the offer was substantively fair to unaffiliated stockholders who tender as well as those who do not, our Board of Directors considered the opinion of Capital Resources and the oral and written presentations of Capital Resources discussing the material factors included in its analysis, and such opinion and related discussion were accepted and adopted by the Board. Capital Resources' analysis is described under "Special Factors -4. Fairness Opinion of Financial Advisor."

     Set forth below is a discussion of the factors the board considered in determining the procedural fairness of the transaction.

     THE TENDER OFFER WAS APPROVED BY A UNANIMOUS VOTE OF THE BOARD, INCLUDING ALL OF THE DIRECTORS WHO ARE NOT EMPLOYEES OF WELLS FINANCIAL OR ANY OF ITS SUBSIDIARIES. NON-EMPLOYEE DIRECTORS CONSTITUTE MORE THAN A MAJORITY OF THE BOARD.

         No vote of stockholders on the tender offer is required under the laws of the State of Minnesota, Wells Financial's state of incorporation. The board believes that the transaction is procedurally fair to unaffiliated stockholders, in addition to being substantively fair with respect to the price offered. The board based those beliefs on the unanimous approval of the offer by all of the non-employee directors, who comprise a majority of the board, and on the following factors:

     (i)  that stockholders are not compelled to tender;

     (ii) that stockholders are provided with full disclosure of the terms and conditions of the offer; and

     (iii) that stockholders are afforded sufficient time to consider the offer.

     IF THE TENDER OFFER RESULTS IN THE NUMBER OF STOCKHOLDERS OF RECORD FALLING BELOW 300, WELLS FINANCIAL WILL DEREGISTER ITS COMMON STOCK UNDER THE EXCHANGE ACT. If deregistration occurs, Wells Financial will no longer file reports and proxy statements with the SEC, which means that publicly available information about the Company will be substantially reduced. In addition, if the Company ceases to be an SEC-reporting company, the common stock will be delisted from Nasdaq. Notwithstanding these consequences of deregistration, the board believes the tender offer is fair to all unaffiliated stockholders who choose not to participate in the tender offer. The board observed that the market for the common stock is currently limited, and that other than in connection with repurchases by the Company, trades in the common stock over the past two years have been infrequent. Thus, the board concluded, the market for the common stock has long behaved similar to one for a privately held company. In addition, the board believed that unaffiliated stockholders who do not tender will benefit from the cost savings the Company would experience from deregistering. The Board estimates that the additional costs of remaining public in light of the recent enactment of the Sarbanes-Oxley Act of 2002 will be significant. Deregistering as a public company may save the Company as much as $440,000 per year in the costs therewith. Accordingly, the board believes that any diminishment in the public market for Wells Financial common stock that may follow deregistration does not make the tender offer unfair to unaffiliated stockholders who choose not to tender their shares.

     The board of directors of Wells Financial is not aware of any firm offers made by any unaffiliated party during the past two years for (1) the merger or consolidation of the Company with or into another company, (2) the sale or transfer of all or a substantial part of the Company's assets or (3) a purchase of Wells Financial's securities that would enable the holder to exercise control of the Company.

     While the board of directors has approved this offer and believes it is procedurally and substantively fair to the unaffiliated stockholders, neither the board nor any executive officer is making any recommendation to eligible stockholders as to whether a stockholder should participate in this offer.

4.  FAIRNESS OPINION OF FINANCIAL ADVISOR

     In May 2004, we retained Capital Resources, an investment banking firm with considerable experience in and the thrift industry, to provide valuation advice and render a fairness opinion to our Board as to the fairness of our offer price range, from a financial point of view, to stockholders.

     Capital Resources, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with stock offerings, tender offers, acquisition and other securities transactions. Capital Resources served as the Company's investment banker and financial advisor in connection with its mutual-to-stock conversion in 1995.

     On September 21, 2004, Capital Resources rendered an oral opinion to our Board that, in its opinion, the price range of the tender offer is fair, from a financial point of view, to stockholders of the Company, including both those who receive cash in the tender offer or any subsequent reverse stock split and those stockholders who will remain stockholders after the tender offer and reverse stock split. This opinion was based on conditions as they existed on September 20, 2004. Capital Resources confirmed its oral opinion with a written fairness opinion to the Board dated September 27, 2004. A copy of the opinion is attached as Exhibit I to this document, and each stockholder should read such opinion in its entirety. Capital Resources' written opinion does not constitute an endorsement of the offer or a recommendation to any stockholder to tender their shares. In its opinion, Capital Resources considered the fact that the Company intends to initiate a reverse stock split if the tender offer does not reduce record holders below 300, and stockholders cashed out in a reverse stock split will receive the same price per share as the price per share determined pursuant to the tender offer.

     In rendering its opinion, Capital Resources has reviewed, analyzed and relied upon material bearing upon the financial condition and operating performance of the Company, including among other things, the following: (i) the Offer to Purchase; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the three years ended December 31, 2003 of the Company; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-QSB of the Company through June 30, 2004 and certain other communications from the Company to its stockholders; (iv) Wells Federal Bank's quarterly financial reports submitted to various regulatory agencies; and (v) other financial information concerning the business and operations of the Company furnished to Capital Resources by the Company for purposes of its analysis; these reports included loan schedules, non-performing assets, investment securities, deposit and borrowing schedules. In addition to providing Capital Resources with publicly available information regarding loan schedules, non-performing assets, investment securities, deposit and borrowing schedules, we also provided Capital Resources with certain non-public information regarding the Company, which consisted of certain assumptions contained in our three-year business plan and budget. The non-public information provided to Capital Resources consisted of certain assumptions regarding net income growth rates and dividend growth rates, which Capital Resources used in conducting its various analyses in support of its opinion. These assumptions, which are more fully discussed in our Offer to Purchase under "-- Discounted Cash Flow and Terminal Value Analysis," assumed an average annual net income growth rate of 8 percent and dividend growth rate of 10 percent. These growth assumptions are not based upon any formal Company projections or budgets but are estimates that the Company believes are reasonable.

     Capital Resources held discussions with senior management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects and reviewed Wells Federal Bank's 2004 budget. In analyzing the Company's consolidated net income prospects for fiscal 2004, Capital Resources considered the Company's assumption that the annualization of reported net income for the six months ended June 30, 2004 would approximate total net income of $2.1 million or $1.80 per share expected for all of 2004. Average annual earnings growth of approximately eight percent over the next three to five years was also assumed.

     In conducting various valuation analyses in support of its opinion, Capital Resources considered recent developments and conditions in the equity market for thrift institutions and such financial and pricing factors as it has deemed appropriate under the circumstances including, among others, the following:

     (i) the impact of stock repurchases on the Company's pro forma earnings per share, equity levels and book value;

     (ii) the Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions demonstrating similar asset size and capital ratios as well as similar earnings ratios, and similar market area;

     (iii) pricing premiums paid in recent tender offers and other types of stock repurchase transactions that are similar to the Company's transaction;

         (iv) pricing characteristics (particularly price/earnings ("P/E") and price/tangible book value ratios ("P/TB")) related to the price range of the Company's tender offer; and

         (v) a discounted cash flow and terminal value analysis of the Company.

         Stock Repurchase Analysis. Capital Resources analyzed the pro forma financial impact resulting from the Company's repurchase of up to 150,000 shares in the tender offer at prices ranging between $29.50 and $31.50 per share. This analysis focused on pro forma financial data such as book value per share, tangible equity to assets ratio, earnings per share and return on equity. The repurchase analysis showed that even if the 150,000 shares were purchased by the Company at $31.50 per share, the high end of the range, the pro forma financial impact, on balance, would be modestly favorable to the Company:

                                              Actual              Pro                 % Increase
                                          June 30, 2004           Forma              (Decrease)
                                          -------------           -----              ----------
Tangible Book Value Per Share               $24.39                $23.34                 (4.3%)
Tangible Equity to Assets                     12.7%                 10.4%               (18.1%)
Earnings Per Share (Annualized)             $ 1.80*               $ 1.98                 10.0%
Return on Equity (Annualized)                 7.41%                 7.75%                 4.6%

        *Based on $2.1 million of budgeted net income for 2004

     The above table is based upon a tender offer price of $31.50 because if shares are repurchased by the Company at this level, this would have the least favorable impact on the pro forma equity and net income of the Company. Based on the repurchase of 150,000 shares at $31.50 per share, Capital Resources' analysis indicated that the Company's pro forma equity would be reduced by an estimated $4.7 million and pro forma net income by an estimated $88,000. However, because shares outstanding would be reduced by 150,000, this would have a favorable impact on the Company's earnings per share, increasing it by an estimated $0.18 or 10.0%. However, pro forma tangible book value per share would decline by an estimated $1.05 or 4.3%.

     As shown in the above table, even after the tender offer the Company is expected to maintain a strong capital ratio. Also, the Company's earnings per share and return on equity improves on a pro forma basis. Capital Resources concluded from the data presented in the table that the pro forma financial results would be favorable to the remaining non-tendering shareholders after the offer is consummated.

     Comparative Pricing Analysis. Capital Resources compared the Company's pricing characteristics with those of a peer group of 15 other thrift institutions to determine if the Company is trading at a reasonable price relative to such peers. The comparative peer group was composed of thrifts exhibiting similar financial characteristics as the Company, including a relatively small asset size, and operating in similar market areas in the Midwest. The average asset size of the 15 thrift comparative group was $345 million, with assets ranging between $123 million and $914 million, and the average tangible equity to assets ratio of the comparative group was 9.2%, with the ratio ranging between 5.6% and 13.3%. Capital Resources believed that the inclusion of these types of comparative thrifts with relatively small asset sizes, moderately strong equity ratios and operating predominantly in the Midwest provided for more accurate pricing comparisons with the Company. The 15 comparative peer group thrifts are AMB Financial Corp. of Indiana, FFW Corporation of Indiana, First BancTrust Corporation of Illinois, First Federal Bancshares of Illinois, First Federal Bankshares of Iowa, HF Financial Corp. of South Dakota, HMN Financial of Minnesota, Home City Financial Corporation of Ohio,

LSB Financial of Indiana, Logansport Financial Corp. of Indiana, Northeast Indiana Bancorp of Indiana, Southern Missouri Bancorp of Missouri, Sturgis Bancorp of Michigan, Union Community Bancorp of Indiana and United Tennessee Bankshares of Tennessee.

         Capital Resources noted that while the Company's common stock is traded on the NASDAQ National Market, the stock is not actively traded, generally exhibiting low trading volume. Reflecting its limited liquidity, the stock typically trades with a large spread between the "bid" and "ask" price and during 2004 actual trades in the stock reflected a high degree of price variability. During 2004, the stock traded to above $34 per share in March and traded down to $22 per share in May. Since May, the stock has traded in the $23 to $28 range. The recent average trading price of the stock, as of September 20, 2004, is $26.75. Capital Resources utilized this stock price in its comparative pricing analysis. Due to such variability in the Company's stock price, Capital Resources determined it was appropriate to use a combination of trading price metrics to derive such recent average trading price. These metrics were comprised  of the 50 day  moving  average  ($26.50),  two  month  average  price
($26.28), one month average price ($27.15), one month prior closing price ($26.56 on August 23) and the average of the Bid/Ask price at September 20 ($26.75). The straight average of these five trading price metrics was $26.65. Capital Resources determined it appropriate to round this figure up to $26.75, which equaled the average of the Bid/Ask price at September 20, 2004, for purposes of deriving the recent average trading price.

         Based on a recent average trading price of $26.75, the Company had a total market capitalization of $31.1 million versus an average market capitalization of $39.7 million for the 15 thrift comparative peer group. Within the 15 thrift comparative group the highest market capitalization was $121.5 million and the lowest market capitalization was $12.8 million. The Company's price/earnings and price/tangible book value ratios of 14.9x and 110%, respectively, compared to average price/earnings and price/tangible book value ratios of 15.1x and 129%, respectively, for the comparative thrift group. Within the 15 thrift comparative group the highest price/earnings ratio was 18.9x and the lowest was 11.1x; the highest price/tangible book value ratio was 164.7 percent and the lowest was 100.1 percent.

         Capital Resources concluded that, while the Company traded at a moderate discount to the comparative group on a price/tangible book value basis, at $26.75 per share the Company's stock was trading at a reasonable level. Capital Resources believed that the Company's pricing discount primarily reflected the limited liquidity of its stock.

     Review of Premiums Paid in Other Stock Repurchase Transactions. Capital Resources selected and reviewed the level of premiums paid in relation to recent trading prices in 22 other recent comparable stock repurchase transactions involving banks and thrifts. Given the Company's intention to initiate a reverse stock split if the tender offer does not reduce the number of record holders below 300, Capital Resources considered the level of premiums paid in both "modified Dutch auction" tender offers and reverse stock splits as well as other non-voluntary going private transactions.

     Capital Resources used relatively broad selection criteria for identifying an appropriate peer group in order to capture the two key features of the proposed transaction, features that are not normally combined. Unlike most tender offers or going private transactions, this transaction combines a modified Dutch auction transaction, a transaction not normally used in going private transactions, potentially coupled with a reverse stock split, a type of transaction that is more commonly used to effect a going private transaction. A very limited number of peers were found that combined both features. Therefore, Capital Resources utilized a peer group selection criteria so that comparables for each of the two key features could be analyzed.

     The  selection   criteria  for  identifying   comparable  stock  repurchase
transactions included the following steps:

     o Transactions made by banks or thrifts performing either modified Dutch auction tender offers or going private transactions within the last three years;

     o The selection criteria then filtered out certain transactions so that only transactions of publicly traded banks or thrifts that had meaningful pricing data prior to the transaction were included. Such pricing data was critical in determining an appropriate denominator for computing the premium ratio. This was done by using only companies traded on either a major exchange or the OTC Bulletin Board;

     o Certain transactions of companies that Capital Resources believed were not representative of the characteristics of this transaction were also excluded. Such excluded transactions included terminated transactions and other tender offers that involved a corporate spin-off, a corporate spin-off and companies targeted for acquisition that, in Capital Resources judgment, were appropriately excluded.

     The universe of voluntary self-tender offers includes a variety of types of tender offers. Within that universe, a modified Dutch auction tender offer transaction provides a direct market pricing mechanism. Other voluntary tender offer transactions utilize a specific price determined and/or approved by the company's board of directors. These other voluntary tender offers, transactions that were not going private transactions and did not have a direct market pricing mechanism, were deemed to provide little, if any, additional insight in the determination of an appropriate premium and were, therefore, removed as part of the selection criteria filtering process.

     In its review of comparable transactions, Capital Resources found that most voluntary tender offers that resulted in a large percentage of outstanding stock being repurchased were not structured as going private transactions. For example, only one of the eight modified Dutch auction transactions (Crazy Woman Creek Bancorp, announced October 2003) was also identified as a going private transaction. Only one other voluntary tender offer was also identified as a going private transaction and had a significant level of its outstanding stock repurchased (Chester Bancorp, Inc., announced April 2003). Most voluntary tender offers that were structured as going private transactions were voluntary odd-lot tender offers that usually resulted in less than one percent of the total stock outstanding being repurchased in the offering.

     The two tender offer transactions specifically mentioned above resulted in the following:

                                                             Percent of
             Company                                       Shares Tendered                    Premium
        ---------------------------------------------------------------------------------------------
        Crazy Woman Creek Bancorp                              20%                             21.7%
        Chester Bancorp, Inc.                                   8%                              4.8%


     Capital Resources also considered two other types of going private transactions in its selection of a peer group. These non-voluntary transactions included reverse split transactions and merger transactions structured to eliminate smaller stockholders. In substance, both of these types of transactions have the same impact, eliminating smaller and/or targeted stockholders in going private transactions.

     Based upon its review of available information on similar repurchase transactions during the latest three years, Capital Resources found a wide range in the level of premiums paid as follows:

                                    Number of           Median Shares       Range of          Median
                                  Transactions            Tendered          Premiums          Premium
                                  ------------           ----------         --------          -------
                                       (#)         (% of total shares o/s)     (%)              (%)
Voluntary Tender Offers*
   Modified Dutch Auctions:
     Going Private Transaction           1                  20.0               22                22
     Not Going Private                   7                   9.3             3 - 14               7
                                         -
   Modified Dutch Auction                8                  12.8             3 - 22               8

     Other Going Private Tender Offers:
     Odd-lot Going Private               3                   0.3             0 - 19              13
     Other Going Private                 1                   7.8                5                 5
                                        --
   Other Going Private
     Tender Offers                       4                   0.3             0 - 19               9

Voluntary Tender Offers*:               12                   8.1             0 - 22               8

Non-Voluntary Going Private Transactions**

   Merger Transactions                   7                   2.9             4 - 21              17
   Reverse Splits                        3                   1.0             1 - 17              13
                                         -

Non-Voluntary Going
 Private Transactions**                 10                   2.6             1 - 21              15

                                         -------------------------------
PEER GROUP AGGREGATES:

GOING PRIVATE TRANSACTIONS              15                   2.4             0 - 22              13
NOT GOING PRIVATE                        7                   9.3             3 - 14               7
                                        --

PEER GROUP AGGREGATES                   22                   5.7             0 - 22              11

     *    Includes  only  modified  Dutch  auctions  and other  voluntary  going private tender offers
     **   Includes reverse stock splits and other non-voluntary cash outs.

     Capital Resources believes that its selection of the 22 companies summarized above provide a representative sampling of the premiums paid on either going private tender offers or modified Dutch auction transactions. The peer group sampling demonstrates that the premium paid on non-voluntary transactions is slightly higher than the premium generally paid on modified Dutch auction transactions. Capital Resources considered the use of both types of transactions to be appropriate because both are characteristics of the transaction under review.

     Based on its review of the median and range of premiums paid in the various types of transactions identified in the above table, Capital Resources was able to determine a range of premiums that would be reasonable for the Company's specific transaction. The table shows that in these 22 comparative transactions, of which twelve included voluntary tender offers and ten involved non-voluntary going private transactions, in (i) voluntary tender offers, the median premium paid was 8% and the range of premiums was from 0% to 22%; and in (ii) non-voluntary going private transactions, the median premium paid was 15% and the range of premiums was from 1% to 21%. Based on these median and range of premium levels, Capital Resources determined that a tender offer price range that resulted in premiums of between 8% to 15% would be fair and reasonable to those stockholders who sold their stock back to the Company.

        Pricing Analysis Related to Tender Offer Price Range. Capital Resources derived the price/earnings ("P/E") and price/tangible book value ("P/TB") ratios as well as the level of premiums related to the midpoint, low end and high end of the tender offer price range of $29.50 to $31.50 per share:

                                                      P/E             P/TB*            Premium**
                                                      ---             ----             ---------
         Midpoint Price             $30.50           16.9x             125%                14%
         Low Price                  $29.50           16.4x             121%                10%
         High Price                 $31.50           17.5x             129%                18%

     * the P/TB ratio is calculated by dividing the Company's stock price by its equity per share exclusive of any goodwill or other intangible assets

     **   Premium is based on the Tender Offer Price  compared to the  Company's
          Recent Trading Price of $26.75

         Capital Resources relies primarily on the P/E and P/TB ratios as the two key pricing ratios in a comparative pricing analysis in order to determine if a company is reasonably priced relative to its peers.

         Based on the analysis described above under "Review of Premiums Paid in Other Stock Repurchase Transactions," Capital Resources concluded that the tender offer price range reflected appropriate premiums in relation to the Company's recent trading price. Also, the P/E and P/TB ratios related to such price range appeared reasonable when compared to the pricing ratios of the peer group of publicly traded thrifts that were previously discussed above under "Comparative Pricing Analysis."

         Discounted Cash Flow and Terminal Value Analysis. Capital Resources also performed an analysis of potential returns to stockholders of the Company, which is based on an estimate of the Company's future cash dividend streams to stockholders and the future trading price of the Company's stock (terminal value). Such analysis assumed that a stockholder retains his or her ownership of the Company's stock for at least three to five years and then sells the stock into the marketplace. In its analysis, Capital Resources has considered the likelihood that, given the fact that the stock will no longer be Nasdaq listed and publicly available financial reports will be very limited, the stock will be even less liquid than it currently is.

     The analysis assumed an average annual net income growth rate of 8 percent and dividend growth rate of 10 percent. The average annual net income growth rate of 8 percent uses estimated 2004 consolidated net income of $2.1 million as the starting base for the level of consolidated net income that can reasonably be expected for the next three to five years. The $2.1 million figure for 2004 is based on the Company's operating budget. The average annual 10 percent growth assumption for dividends reflects a continuation of recent historical trends where the Company's strong capital levels have supported moderate annual dividend growth. The growth assumptions are not based on any formal Company projections or budgets but are estimates that the Company believes are reasonable. Because the assumptions and resulting projections are subject to significant uncertainties, including changes in the interest rate environment and the mortgage refinancing market, as well as the competitive and economic environment, no assurance can be given that actual net income and dividends will meet these projections.

     To approximate the terminal values of Company common stock at the end of a three year and five year period, Capital Resources applied the following pricing ratios: a price to earnings multiple of 15x and a price/tangible book value ratio of 110%. The resulting terminal values and dividend streams were then discounted to present values using a discount rate of 10 percent chosen to reflect an appropriate rate of return required by holders or prospective buyers of the Company's stock. The use of a 15x price/earnings multiple and a 110% price/tangible book value ratio in the analysis is consistent with the Company's existing pricing ratios based on the "recent average trading price" of $26.75. Capital Resources applied a 10% discount rate to the cash flow streams because it reflected an appropriate rate of return required by holders or prospective buyers of an equity security like that of the Company's.

     Capital Resources derived its present value calculations based on three scenarios. One scenario assumed the Company repurchased all of the stock at $29.50 per share, the low end of the tender offer price range (Scenario 1), the second scenario assumed the Company repurchased all of the stock at $31.50 per share, the high end of the range (Scenario 2), and the third scenario assumed the Company repurchased all of the stock at $30.50 per share, the midpoint of the range (Scenario 3).

     Under each of the three scenarios, Capital Resources derived a present value for the Company's common stock and future dividend payments assuming a stockholder sells his or her stock after three years or five years. As a result of its analysis, Capital Resources determined that there were immaterial differences in the present value results under each of the three scenarios. Therefore, Capital Resources presented the Company with only the present value results based on Scenario 3, which indicated a present value for the Company's common stock and future dividend payments ranging from $26.98 to $27.19 assuming a stockholder sold his or her stock after five years or three years, respectively.

     These present value figures fall very close to the Company's recent trading price of $26.75 and further confirm Capital Resources' conclusion that at $26.75 per share the Company stock was trading at a reasonable level. This also provided support to Capital Resources' determination that $26.75 represented a reasonable estimate of the fair value of the Company's common stock. These results also serve to confirm the fairness of the tender offer price range of $29.50 to $31.50 to those stockholders who sell their stock back to the Company as those shareholders would be receiving a reasonable and fair premium in relation to the stock's estimated fair market value.

     Conclusion. Based on the results of the above described valuation analyses, it is Capital Resources' opinion that the tender offer price range is fair, from a financial point of view, to our stockholders.

     For its services as an independent financial advisor in connection with its valuation analyses and fairness opinion, the Company has agreed to pay Capital Resources aggregate professional fees of $50,000. The fees being paid to Capital Resources for these services are not material relative to Capital Resources total gross revenue. In the normal course of their activities, Capital Resources, its affiliates and its management may, from time to time, effect transactions and hold long or short positions in the Company. These transactions and positions have not been and are not expected to be material relative to total trading activities.

6.  EFFECTS OF THE OFFER.

     As we described above, this offer will reduce the number of issued and outstanding shares of common stock of Wells Financial. Accordingly, if you do not tender, upon the completion of the offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Wells Financial, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. The percentage ownership interest of non-tendering stockholders in Wells Financial after the offer will be greater than their percentage ownership interest before the offer. Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

     Consummation of the offer will permit the continuing stockholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment discretion with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Wells Financial following the offer.

     Assuming enough record holders tender their shares, thereby reducing our record holders to below 300, then we intend to terminate the registration of our common stock under the Exchange Act at the completion of the offer which will no longer permit us to be traded and quoted on the Nasdaq National Market. As a result, the equity securities of Wells Financial outstanding after the offer will not be admitted to trading or quotation on any national securities exchange or association, there will be limited trading information and market liquidity regarding such securities, and we will no longer file periodic reports with the SEC.

     Becoming a deregistered company will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act, especially in light of the heightened compliance and disclosure requirements attributable to the passage of Sarbanes-Oxley. In addition to expending the time of our management, we incur significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. The total out-of-pocket expenses associated with maintaining our public status is expected to be approximately $440,000 per year. These costs are expected to include approximately $15,000 for review and submission of periodic reports to the SEC (such as Forms 10-KSB and Forms 10-QSB and 8-K), legal fees of approximately $35,000, accounting and auditing fees of approximately $95,000, annual fees of approximately $62,000 for our transfer agent and printing and mailing costs associated with communications with stockholders and fees relating to the listing of our common stock on the Nasdaq National Market of approximately $23,000. These costs also include estimated salaries and time of our employees who will be required to devote attention to these matters of approximately $210,000.

     The termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the proxy rules, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that our officers, directors and ten-percent stockholders file certain reports concerning ownership of our equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. Furthermore, the ability of "affiliates" of the Company and other persons to dispose of their shares of common stock that are "restricted securities" pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

         You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer. Consummation of the offer will further reduce the liquidity of the shares, and there can be no assurance that stockholders will be able to find willing buyers for their shares after the offer. See "- The Offer - 10. Effects of our Offer on the Market for our Shares; Registration under the Exchange Act."

         Following completion of the offer, we may repurchase additional shares in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to stockholders than the terms of this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until at least ten (10) business days after the Expiration Date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

         Shares that we acquire in our offer will be retained as treasury stock and may be restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the reissuance of the shares purchased pursuant to the offer.

8.  FEDERAL INCOME TAX CONSEQUENCES.

         The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code (the "Code"), administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

         o        a citizen or resident of the United States;

         o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

         o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

         o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

         HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

         STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT
PARTICIPATING IN OUR OFFER.

         CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Wells Financial.

     Under Section 302 of the Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold such holder's shares, and thus, will recognize capital gain or loss if the purchase:

     o results in a "complete termination" of the United States holder's equity interest in Wells Financial;

     o results in a "substantially disproportionate" redemption with respect to the United States holder; or

     o is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests", the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Code). To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     CONSTRUCTIVE  OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

     SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

     Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in Wells Financial if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with
Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

     Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Wells Financial as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE STOCKHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

     STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER. Stockholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

     BACKUP WITHHOLDING TAX. See "- The Offer - 2. Procedures for Tendering Shares" with respect to the application of United States federal backup withholding tax.

     WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.


                                    THE OFFER

2.  PROCEDURES FOR TENDERING SHARES.

         PROPER TENDER OF SHARES. For your shares to be properly tendered, either (1) or (2) below must occur:

         (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

                           (A) the certificates for the shares;

                           (B) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees; and

                           (C) any other documents required by the letter of transmittal.

         (2) You must comply with the guaranteed delivery procedure set forth below.

         In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, titled "Price At Which You Are Tendering":

     If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the letter of transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $29.50 per share.

     If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

         If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with the procedures described under "The Offer - 3. Withdrawal Rights") at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each letter of transmittal.

         In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth under "The Offer - 1. Number of Shares; Price; Priority of Purchase."

         If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

         ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

                  (A) the letter of transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

                  (B) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the Letter of transmittal.

         On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

                  (A) your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

                  (B)      the signature on (1) the letter of  transmittal,  and
                           (2) on your stock certificates or stock power must be guaranteed by an eligible guarantor institution.

         METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

                  (1) certificates for such shares,

                  (2)      any of a properly  completed and duly executed letter
                           of  transmittal  or  a  manually   signed   facsimile
                           thereof, and

                  (3)      any  other  documents   required  by  the  letter  of
                           transmittal.

         THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

         ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT WELLS FINANCIAL OR THE INFORMATION AGENT. ANY DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         GUARANTEED DELIVERY. If you want to tender your shares, but your stock certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

          o    the  tender  is  made  by  or  through  an   eligible   guarantor
               institution;

          o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

          o all of the following are received by the depositary within three Nasdaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

                                    (a)     the certificates for the shares;

                                    (b)     a properly  completed  and  executed
                                            letter of  transmittal or a manually
                                            executed  facsimile of it, including
                                            any required  signature  guarantees;
                                            and

                                    (c)     any other documents  required by the
                                            letter of transmittal.

         EMPLOYEE BENEFIT PLANS. We sponsor five stock-based employee benefit plans - a 1995 Stock Option Plan, a 1995 Stock Bonus Plan, a 2003 Stock Option Plan and a 2003 Stock Bonus Plan (collectively, the "Stock Plans"), all of which hold shares or options to acquire shares of our common stock. The Bank also has an ESOP which holds shares of our common stock.

         Decisions as to whether to tender ESOP shares will be made by the ESOP trustees, consisting of our non-employee directors, subject to the terms of the plan and ERISA. The ESOP trustees have informed us that as of the date hereof they do not intend to tender any shares held in the ESOP Plan.

        We are not offering, as part of the offer, to purchase any of the options or restricted shares outstanding or held under the Stock Plans or the ESOP and tenders of such options or shares will not be accepted. In no event are any options or shares held under the Stock Plans or ESOP to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole and absolute discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         Although we reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, we do not have the right to waive any conditions of the offer to any particular stockholder, unless waived with respect to all stockholders.

         YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

         o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

         o         the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

         o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

         o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and Wells Financial upon the terms and conditions of our offer described in this and related documents.

         RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the stockholder.

         FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the Letter of transmittal.

         TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

         For a discussion of United States  federal income tax  consequences  to
tendering   stockholders,   see  "Special   Factors  -  8.  Federal  Income  Tax
Consequences."

         LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Registrar and Transfer Company, the transfer agent for our shares, at
(800)368-5948, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Registrar and Transfer Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

         DISSENTERS' RIGHTS. No dissenters' rights are available to stockholders in connection with the offer under applicable Minnesota law.

4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and conditions of our offer, as promptly following the expiration date, we will:

         o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

         o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

         For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

         Upon the terms and conditions of our offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price for 150,000 shares, subject to increase or decrease as provided under "The Offer - 1. Number of Shares; Price; Priority of Purchase," and "- 12. Extension of Our Offer; Termination; Amendment," if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $29.50 and $31.50 per share.

         We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

         In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven (7) to ten (10) business days after the expiration date.

         We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer under "- The Offer - 6. Conditions of Our Offer."

         We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of transmittal.


         ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR

OTHER PAYEE UNDER OUR OFFER. SEE "- THE OFFER - 2. PROCEDURES FOR TENDERING SHARES." ALSO SEE "- SPECIAL FACTORS - 8. FEDERAL INCOME TAX CONSEQUENCES" REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

5.  CONDITIONAL TENDER PROCEDURES.

         Under certain circumstances and subject to the exceptions for odd lot holders described under "The Offer - 1. Number of Shares; Price; Priority of Purchase," we may prorate the number of shares purchased pursuant to our offer. As discussed under "Special Factors - 8. Federal Income Tax Consequences," the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the stockholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender because your shares will not be subject to proration. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 150,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 150,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 150,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

         All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

6.  CONDITIONS OF OUR OFFER.

     Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after September 28, 2004 and before the expiration of our offer, any of the following events have occurred:

     o    there  has been  threatened,  instituted  or  pending  any  action  or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

     o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly,

               o make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer; or

               o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

               o    there has occurred any of the following:

               o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

               o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

               o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories or, in the case of an existing armed hostility or other international or national calamity at the time of our offer, a material escalation thereof;

               o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

               o any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

               o any significant or material change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that is or may be material and adverse to us or our subsidiaries.

     The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of our offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

     Upon the occurrence of one or more of the aforementioned conditions not otherwise waived by us, we will notify stockholders as promptly as possible of the condition and whether the Company will terminate or amend the offer, subject to the rules promulgated by the SEC under the Exchange Act.

                        THE DEPOSITARY FOR OUR OFFER IS:

                         REGISTRAR AND TRANSFER COMPANY

By Mail or Overnight Courier:                  For Assistance:                  By Hand:
Registrar and Transfer Company                (800) 368-5948                    c/o The Depository Trust Co.
10 Commerce Drive                                                               Transfer Agent Drop
Cranford, New Jersey  07016-3572                                                55 Water Street, 1st Floor
                                                                                New York, New York  10041
                                               By Facsimile:
                                               (908) 497-2311
                                               (For Eligible Institutions Only)


The Letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Wells Financial stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.


Any questions or requests for assistance may be directed to the Information agent at its telephone number and address set forth below. Requests for additional copies of this offer to purchase, the Letter of transmittal or the Notice of Guaranteed Delivery may be directed to the Information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.



                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005r
                 Banks and Brokers call collect: (212) 269-5550
                 All others call Toll Free: (800) 347-4750-5550